Exhibit 10.2

PARTICULARS OF EMPLOYMENT AND EMPLOYMENT AGREEMENT

Dated: August 28, 2001

Between: ORTHOVITA, INC. with an office located at Ruelle des Croix 36, 1390 Grez Doiceau, Belgium (“Company”); and

MR. DOUGLAS LOW, of 14 Kerver Lane, Dunnington, York Y019 5SH, United Kingdom (“Employee”).

1.	General

1.1 This Agreement supersedes, in all respects, the written employment agreement of 27 June 2001 between the Employee and the Company.

1.2 This Agreement includes the particulars of employment, which are required to be given to the Employee under the Employment Rights Act 1996.

1.3 The Employee represents and warrants to the Company that there are no restrictions, covenants, agreements or limitations to his right or ability to enter into and perform the terms of this Agreement, and the Employee agrees to indemnify and save the Company harmless from any liability, cost or expense, including lawyer’s fees and charges, based upon or arising out of any such restrictions, covenants, agreements or limitations that may be found to exist.

1.4 The Employee agrees that he has not been induced to enter into this Agreement of employment by any representation, assurances or warranty made to him by any servant or agent of the Company as to any matter not expressly contained in this Agreement.

1.5 “Associated Company” as used in this Agreement shall mean a company which is from time to time a subsidiary or holding company of the Company or a subsidiary (other than the Company) of a holding company of the Company. “Subsidiary” and “holding” company shall have the same meanings as in §736 of the Companies Act 1985 as amended by §144 of the Companies Act 1989.

2.	Continuous employment and probationary period

2.1 The Employee’s period of continuous employment with the Company began on 1 September 2001 (“the Employment”).

2.2 The Employee’s employment with any previous employer shall not count as part of his period of continuous employment with the Company.

2.3 In accepting the appointment contained in this Agreement the Employee shall be deemed to have accepted all the terms and conditions set out herein.

2.4 The terms and conditions of this Agreement annul any previous agreement whether verbal or written given to the Employee at any time.

2.5 The first 90 days of the Employment shall be a probationary period. During this period the Employee’s performance and conduct will be monitored. At the end of the probationary period the Employee’s performance will be reviewed and if found satisfactory to the Company, the appointment will be confirmed.

3.	Place of work

The Employee will typically work from his home but will periodically spend time in the Company’s Brussels office. The time spent in Brussels will be according to the guidelines established in the executed E101 filing.

4.	Collective agreements

There are no collective agreements relevant to the Employment.

5.	Job title/duties

The Employee is employed as Director of Marketing or in such other capacity as the Company may from time to time inform him and he will carry out such duties as are appropriate to such appointment. The employee will be responsible to plan, and manage the launch of new products including the development of market seeding programs and work closely with the Company’s distributors to develop joint marketing plans for each country of Europe. Specific responsibilities include the development of objectives and programs for all European marketing activities, initiate re-imbursement proposals, execute market research and planning, formulate and implement strategic directions for promotion and advertising and coordinate all activities with sales in Europe as well as our world-wide marketing programs from our head-office in Malvern, PA-USA. Attention to detail and serving hands on as a link between the Company’s clinical research studies, the European market and the Company’s European sales organization will be an important part of this responsibility. The Company reserves the right and the Employee agrees to accept other responsibilities as may from time to time be assigned on the condition that such modification does not influence in any way the Employee’s salary. The Employee will be responsible to and report to the Senior VP Marketing and Sales Worldwide of the Company in Malvern, Pennsylvania, USA or his designated person (“Supervisor”).

6.	Remuneration and Benefits

6.1 The Employee will be paid a gross annual salary of UKPSterling 60.000, which shall be paid in 12 equal monthly installments by credit transfer to his bank account in arrears on or about the last day of every month (“salary”).

6.2 The Employee’s salary will be reviewed annually on or about 1 January of each year. Such review must not be construed as an obligation on the part of the Company to increase the Employee’s salary.

6.3 The Employee may, in the absolute discretion of the Company be paid an annual bonus, based upon the performance of the Company and its parent company and the Employee’s contribution to its success. Such bonus or bonuses may be varied or withdrawn at any time with or without notice to the Employee and must not be relied upon by the Employee in terms of either the award or amount of any payment made under any such bonus scheme(s). The bonus, if any, will vary between 0% and 20% of the Employee’s gross annual salary. To receive any such bonus the Employee must be employed by the Company on the date that such bonus becomes earned and payable.

6.4 Under no circumstances shall the Employee either directly or indirectly receive or accept for his or own benefit any commission, rebate, discount, gratuity or profit from any person or organization having business transactions with the Company or any Associated Company. In addition, the Employee shall not either directly or indirectly offer, pay, promise to pay or authorise the payment of money or anything of value to any foreign official or governmental employee for the purpose of obtaining or retaining business for or with any person, business organization or governmental entity.

6.5	Within a reasonable period following the commencement of the Employee’s employment with the Company, the Management of the Company will recommend to its Board that they exercise their discretion and grant to the Employee share options to purchase TEN THOUSAND (10,000) shares of Orthovita at a vesting price of the closing value on the NASDAQ stock exchange at the close of the exchange on the day employment is commenced. In the event that the Board of Orthovita exercises its discretion and agrees to grant such share options to the Employee pursuant to the Plan the Employee will be required at that time to enter into the employee Stock Option Agreement and will at that time be provided with a copy of the Plan. Any share options granted to the Employee pursuant to the above shall vest over a four-year period in equal parts. The Employee agrees that he will indemnify the Company for all and any employer income and capital gains tax National Insurance contributions payable by the Company that arise in connection with the said share options. The Employee agrees that he will cooperate and take all steps necessary to enable the Company to transfer to the Employee the liability for any employer National Insurance contributions payable by the Company that arise in connection with the said share options including, but not limited to, the obtaining of Inland Revenue approval.

6.6	The Employee will be provided, at the cost of the Company, with a mobile phone so that he is able to communicate at irregular times.

6.7	The Employee will be provided with an automobile leased by the Company. The Company will reimburse the Employee for all petrol, insurance and service related to the automobile. It is the responsibility of the Employee to register his private mileage in respect of income tax regulations and/or other UK applicable taxes.

6.8	In accordance with and subject to the Company policy, the Employee will be refunded for all reasonable travel, lodging and entertainment expenses, provided the Employee submits invoices and/or other relevant receipt/payment documents. Air travel must be booked with the travel agent provided for by the Company.

7.	Hours of work

7.1 The Employee shall work such hours as may be reasonably necessary for the proper performance of the Employee’s duties and the Employee shall devote the whole of his time, attention and abilities during those hours to carrying out such duties in a proper, loyal and efficient manner.

7.2 Normal working hours are between 8:00 AM and 5:00 PM Mondays to Fridays inclusive with one hour for lunch.

7.3 In certain circumstances it may be necessary to adjust or exceed the normal working hours to ensure that the Employee’s duties in accordance with the terms of the Employment are properly performed.

7.4 The Employee shall not be paid for any overtime worked in accordance with the requirements of subclause 7.3

7.5	The Company reserves the right to record attendance by such means as may be determined by the company.

7.6 The Employee agrees to opt out of Regulation 4(1) of the Working Time Regulations 1998, which has the effect of limiting his average working week (calculated in accordance with the Regulations) to a maximum of 48 hours. Should either the Company or the Employee wish to terminate this opt-out, they may do so by giving the other not less than three month’s written notice.

8.	Absence from work

8.1 In the event of the Employee’s absence from work for whatever reason then he or someone on his behalf should contact his Supervisor on the first day of the absence to inform the Company of the reason for the absence.

8.2 If the absence is due to sickness, the Employee must complete and provide to the Company an absence record form within 7 days from the commencement of the period of absence. The form will be supplied to the Employee upon request.

8.3 A medical certificate signed by the Employee’s doctor as to the reason for the absence must be handed or sent to the Supervisor if the Employee is absent for any period of 7 consecutive days or more. If the Supervisor does not receive an absence record after 8 days’ absence, payment may be withheld. A new absence record should be sent each week thereafter.

8.4 For the purposes of the Statutory Sick Pay scheme, the agreed “qualifying days” are Monday to Friday.

8.5 The Company reserves the right, and the Employee hereby consents, to medically examine the Employee by the Company appointed doctor during any period of sick absence, whether paid or not.

9.	Holidays

9.1 The Employee is entitled to the following paid holidays:

9.2 Eight (8) bank holidays, which are New Year’s Day, Good Friday, Easter Monday, May Day, Spring Bank Holiday, Late Summer Bank Holiday, Christmas Day and Boxing Day, unless on any such bank holiday the Employee is required to carry out his duties of the Employment, in which case the Employee will be given another day’s holiday in lieu of the bank holiday worked.

9.3 Twenty six (26) working days each year, accumulating at a rate of 2.166 days per completed month’s employment. This entitlement is subject to the following subclauses of this Clause and shall be taken at times to be agreed with the Supervisor. Such agreement is to be obtained before the Employee has committed himself to bookings or any other alternative positive arrangements.

9.4 The holiday year is the calendar year from January 1 to December 31 and the Employee should take his holidays during this period. The Employee will be permitted to carry over up to 5 days of holiday entitlement into the following holiday year with the express written consent of the Supervisor. No holidays will be taken during the first three months of employment without the consent of the Supervisor.

9.5 The Employee may not take as holiday more than 10 working days consecutively out of his entitlement without the prior written consent of the Supervisor.

9.6 If the Employee shall leave the Employment with an outstanding holiday entitlement, he will, in addition to any other sums to which he may be entitled, be paid a sum representing salary for the number of days holiday entitlement outstanding based upon the rate set forth in Clause 9.3. If the Employee shall leave this Employment having taken more than the accumulated holiday entitlement for the current holiday year then a sum equivalent to wages for the additional holiday taken will be deducted from any final payment to the Employee. A day’s holiday pay for these purposes will be 1/260 of salary.

10.	Pensions and Life Assurance

10.1	The Company will reimburse the Employee on an annual basis for his private health insurance. The current premium from BUPA Insurance is PST 1640.00. The Company has also agreed to reimburse the employee for his standard life policy and permanent health insurance policy. The annual premium for the standard life policy is currently PST 1583.22 and the permanent life policy is PST 581.

10.2	The Company will make a pension premium contribution to the Employee’s personal pension scheme. The total annual contribution being 9% of your total base year salary of PST. 60.000, the Company contribution will equal 6% and the Employee’s contribution equals 3%.

11.	Termination of employment

11.1	During the probationary period the notice required by either party to terminate this Employment will be one month.

11.2	The notice, to be in writing, required by either party to terminate the Employee’s employment with the Company shall be three (3) months.

11.3	The Company reserves the right, at its sole and absolute discretion, to pay salary at the rate set-out in clause 6.1 and pay an amount equivalent to the value of any benefits (but not any bonuses) which the Employee would have received during any period of notice in lieu of any period of notice given either by the Employee or the Company.

11.4	Nothing in this Agreement shall prevent the Company from terminating the Employment summarily without notice or otherwise in the event of any serious breach by the Employee of the terms of this Employment or in the event of any act or acts of gross misconduct by the Employee.

12.	Garden leave

12.1	If either the Employee or the Company serves notice on the other to terminate the Employment the Company may require the Employee to take “garden leave” for all or part of the remaining period of the Employment.

12.2	If the Employee is required to take garden leave the Employee:

(1)	may not attend his place of work or any other premises of the Company or any Associated Company;

(2)	may not be required to carry out duties during the remaining period of the Employment;

(3)	must return to the Company all property, documents and other materials (including copies) belonging to the Company and the Associated Companies, including any that contain confidential information;

(4)	may not without the prior written permission of the Company contact or attempt to contact any client, customer, supplier, agent, professional adviser, broker or banker of the Company or any Associated Company or any employee of the Company or any Associated Company.

12.3	During any period of garden leave the Employee will continue to receive full salary and benefits.

12.4	Without prejudice to any of the terms and conditions contained in this Agreement or duties imposed by law, the Employee hereby covenants with the Company that if placed on Garden Leave pursuant to clause 12 of this Agreement he will throughout the period of Garden Leave act in good faith, will not make a profit in breach of his duty of trust owed to the Company, will not place himself in a position whereby his duty to act in good faith and his interest may conflict, and will not act for his own benefit or the benefit of a third party. Moreover, the Employer acknowledges and agrees that in the event he breaches his duty of good faith owed to the Company during any period of Garden Leave, the Company shall be entitled to an accounting of actual profits.

13.	Normal retirement date

This Employment will automatically end and the Employee will retire at the end of the month in which he reaches the age of sixty five (65).

14.	Grievance and discipline procedures

The Company does not have a formal grievance and disciplinary procedure. Any grievances or disciplinary problems should be reported immediately to the Employee’s Supervisor.

15.	Suspension

The Company shall have the right to suspend the Employee’s Employment, with or without pay, as it shall determine, for disciplinary reasons.

16.	Other Business Interests, Code of Business Conduct and Insider Trading

16.1	In no circumstances is the Employee permitted to engage in other or additional employment without the express permission of the Company, which is to be obtained in writing. Such permission will not be withheld unreasonably unless, in the Company’s view, such other or additional employment constitutes a conflict of interest.

16.2	Notwithstanding the contents of 16.1 above, nothing in this clause shall prevent the Employee from holding or otherwise being interested in any shares or other securities of a company which is for the time being quoted on a recognised stock exchange or the Unlisted Securities Market on The Stock Exchange so long as the Employee’s interest therein does not extend to more than one percent (1%) of the aggregate amount of such securities.

16.3	The Employee acknowledges that on or about 2 August 2001, he signed and read the Company Insider Trading policy. The Employee agrees to be bound by the terms and conditions of the Insider Trading policy, which is attached to this agreement and formally made part hereof.

17.	Confidential Information

Without prejudice to any other duty owed by the Employee to the Company or Associated Company, the Employee agrees to keep secret information received or obtained by him in confidence and not to use, divulge or communicate to any person, company, firm or organization (other than in the course of properly performing his duties or with the consent of the Chief

Executive Officer or as required by law) any of the trade secrets or other confidential, technical or commercial information of the Company or Associated Company relating to the business, organization, transactions, accounts, finances or affairs of the business (including in particular, product design, development or marketing plans and other information prepared by the Company or acquired by the Company) which the Employee has received or obtained or which has been made available to the Employee by the Company. This restriction shall continue to apply after the termination of the Employees Employment (howsoever caused) but without limitation in point of time, but shall cease to apply to information which may come into the public domain otherwise than through an unauthorised disclosure by the Employee. The Employee also agrees to use his best endeavours to prevent the unauthorised use, publication or disclosure of any such information.

18.	Restrictive Covenants

18.1	During and in the course of the Employee’s Employment with the Company he is likely to obtain confidential information and personal knowledge and influence over clients of the Company. The Employee agrees that, in addition to the other terms of this Agreement and without prejudice to the other restrictions imposed on the Employee by law, he will be bound by the following restrictive covenants during the six (6) month period following the termination of the Employee’s Employment with the Company for whatever reason Employee will not:

18.1.1	either on his own behalf or for any other person, firm, company or organization, canvas or solicit or endeavour to canvas or solicit (whether on the Employee’s own account or for any other person, firm or organization) in competition with the Company or any Associated Company the customer of any person, firm, company or organization within the United Kingdom, Austria, Belgium, Denmark, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, Netherlands, Portugal, Spain, Sweden and the remainder of Europe who at any time during the last 12 months of the Employee’s employment with the Company was a client of or in the habit of dealing with the Company or any Associated Company and with whom the Employee has been personally concerned.

18.1.2	either on his own behalf or for any other person, firm, company or organization entice or endeavour to entice away from the Company or any Associated Company any person who was to the Employee’s best knowledge at any time during the last 12 months of the Employee’s Employment with the Company an employee, director, officer, agent, consultant or associate of the Company or any Associated Company.

18.1.3	either on his own account or jointly as a manager, agent, officer, employee, consultant or otherwise for any person, firm or company, whether directly or indirectly, be employed in any business based in or with any operation located within the European Union which is or is about to be in competition with the business of the Company or any Associated Company and in which business the Employee was directly concerned or connected at any time during the last 12 months of the Employees employment with the Company provided that this restriction does not extend to any employment the performance of which could not involve the Employee in such competition.

18.2	The Employee agrees that having regard to all the facts and circumstances surrounding his Employment, these restrictive covenants are not only reasonable but are necessary for the protection of the business and confidential information of the Company and any Associated Company and the Employee agrees that these covenants do not work harshly upon him.

19.	Intellectual property

19.1	Employee acknowledges and agrees that all copyrightable material and other intellectual property developed or prepared by the Employee during his employment with the Company, including (i) all computer software and all elements thereof and (ii) all inventions, improvements, discoveries, designs, documents, and other data (whether or not patentable or copyrightable) made, developed, or first reduced to practice by Employee for the Company, whether solely or jointly with others, during the terms of Employee’s employment with the Company, are deemed to be developed and prepared for the sole and exclusive benefit of the Company, and all copyrightable material shall constitute works for hire. The Company shall have all right, title, and interest in such material and shall be the author thereof for all purposes under the copyright laws. In the event that any copyrightable material is deemed not to be works for hire, Employee hereby assigns such works to Company and agrees, without further compensation or consideration, to immediately take such actions as are more particularly described herein in order to effect such assignment including, but not limited to, executing a copyright assignment.

19.2	In addition, notwithstanding anything herein to the contrary, Employee hereby assigns and transfers to the Company, Employee’s entire right, title and interest in and to all inventions, improvements, discoveries, designs, documents, and other data (whether or not patentable or copyrightable) made, developed, or first reduced to practice by Employee, whether solely or jointly with others, during the period of Employee’s employment with the Company (“Inventions”), which relate in any manner to the activities of the Company or its subsidiaries, or result from the work Employee has performed or may perform for the Company.

19.3	In order to assure compliance with the terms and conditions herein, Employee hereby makes, constitutes and appoints Company as Employee’s true and lawful attorney-in-fact, with full power of substitution, in Employee’s name and stead but on behalf and for the benefit of Company: (i) to assert or enforce any claim, title or right hereby granted and transferred against infringes or otherwise; and (ii) from time to time to institute, prosecute, appear in, defend and appeal any and all actions, suits and proceedings at law, in equity or otherwise, which Company may deem proper in order to enforce Employee’s rights in the Inventions; and (iii) to do all acts and things in relation to the Inventions which Company may deem desirable. Employee hereby declares that the foregoing powers are coupled with an interest and shall not be revocable by Employee in any manner or for any reason.

20.	Data Protection

20.1	The Employee consents to the processing of personal data relating to the Employee. In particular, the Employee consents to:

20.1.1	the processing of personal data about him and

20.1.2	the transfer worldwide of personal data held about him by the Company to its other employees and offices and to third parties where disclosures to such third parties is required in the normal course of business or by law.

20.2	The references to information “about him” include references to information about third parties such as spouse and children (if any), which are provided to the Company by the Employee on their behalf

20.3	In addition, and in accordance with data protection law, the Employee agrees to treat any personal data relating to other employees of the firm to which he has access in the course of his or her employment, in accordance with the data privacy policy and all legal requirements. In particular, the Employee will not use any such data other than in connection with and to the extent necessary for the purposes of his or her employment.

21.	E-Mail, Voicemail, and Internet

21.1	The Employee acknowledges that he will strictly comply with all of the terms of any company E-mail, Voicemail, and Internet policy and that he will strictly comply with all of its terms. In particular, the Employee understands that the unauthorised use of e-mail, Voicemail and Internet is strictly prohibited and will result in disciplinary action. Unauthorised use includes, but is not limited to, transmitting or storing offensive materials; compromising the security of information contained on the Company’s computers; and conducting, or soliciting for, political, personal, religious or charitable causes or other commercial ventures outside the scope of the user’s employment and the user’s responsibilities to the Company.

21.2	The Company maintains the right to review and will from time to time, audit, intercept, access and disclose all messages created, received, sent, or stored over the E-mail and Voicemail systems for any purpose. By using the Company’s E-mail and Voicemail systems an employee recognises the foregoing rights of the Company and consents to them.

21.3	Unauthorised use of the Internet is a violation of Company policy. Unauthorised use includes, but is not limited to, engaging in computer “hacking”, on-line gambling, interactive or other game playing, personal shopping and other related activities; connecting, posting, downloading, transmitting or storing offensive material; disabling or compromising the security of information contained on the Company’s computers; and conducting or soliciting for political, personal, religious or charitable causes or other commercial ventures outside the scope of the user’s employment and the user’s responsibilities to the Company. Under no circumstances should information of a confidential, sensitive, or otherwise proprietary nature be put on the Internet. Offensive, demeaning, or disruptive messages are inappropriate under all circumstances. The Company has the ability to, and will monitor the World Wide Web sites visited by individual users.

21.4	A user may not access, view or download from the Internet material that is inconsistent with the Company’s Harassment Policy. This electronic medium, and any other form of communication with the Company, may not be used to harass, demean, or defame any person, or discriminate against any person on the basis of that person’s race, colour, religion, ancestry, sex, national origin, non-job related handicap or disability, use of a guide animal because of blindness, deafness or physical handicap or other criterion prohibited by law

21.5	A violation of this policy is a serious breach of the Company’s standards of conduct. A person who acts inconsistently with this policy is subject to disciplinary action ranging from revocation of access to the Internet up to and including termination of employment. In some circumstances the person may also be subject to potential civil and/or criminal penalties.

22.	Medical Examination

The Employee hereby consents that at any time during the course of his employment and at the request of the Company to submit to a medical examination by a registered medical practitioner nominated by the Company. The purpose of such medical examination shall be to determine whether there are any matters which might impair the Employee’s ability to perform his duties and accordingly the Employee will give such authority as is required for the Company’s nominated doctor to disclose to the Company the findings. All expenses associated with obtaining the report will be borne by the Company.

23.	Safety

The Company recognises the importance of safety and has established rules and procedures to assist in accident prevention. All employees are expected to behave responsibility, to observe the safety regulations. In addition, all Employees have a duty to take any precautions necessary to reduce the possibility of risk to themselves and to others.

24.	Severability

It is the desire and intent of the parties hereto that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement may be sought. Accordingly, if any particular provision of this Agreement shall be adjudicated to be invalid or unenforceable, such provision shall be deemed amended to delete there from the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of such provision in the particular jurisdiction in which adjudication is made. In addition, if any or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the maximum extent under the applicable law as it shall then exist.

25.	Variation and Modification

The Company reserves the right in its absolute discretion and upon one month’s written notice to the Employee, to withdraw, modify, amend or vary the terms and conditions of employment. Only the Chief Executive Officer of the Company shall have the right to withdraw, modify, amend or vary the terms and conditions of the Employment.

26.	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of England and Wales.

IN WITNESS whereof the parties have signed this Agreement the day and year first before written

SIGNED by the Employee in the presence of the witness named below:

/s/ Douglas Low

EXECUTED by the Company by Antony Koblish in the presence of the witness named below:

/s/ Antony Koblish